EXHIBIT 10.1

Join an innovative team driven by a bold vision – unleashing tools to accelerate breakthroughs in human health

May 9, 2023

Jeff Black

4132 Garfield Street

Carlsbad, CA 92008

Dear Jeff:

We are pleased to offer you the position of Senior Vice President and Chief Financial Officer with Standard BioTools Inc, reporting to Michael Egholm, Chief Executive Officer and President. You will perform work duties from your home in Carlsbad, California. Additionally, you will be expected to travel to other locations to attend meetings and/or conduct business reviews in the ordinary course of your job responsibilities.

It is an extraordinary time for Standard BioTools. Our technology is empowering customers to improve life by providing tools to accelerate breakthroughs in human health. We invite you to join a leading provider of indispensable life sciences tools that is accelerating global research on multiple frontiers.

At Standard BioTools, we are building a positive culture where our people can do the best work of their careers, informed, and influenced by our core values:

•	Customer Commitment. We are committed to developing quality solutions to meet our customers’ unmet needs.
•	Integrity. We uphold the highest standards professionally, personally, and intellectually.
•	Respect. We show respect for each other, value every voice, and embrace diversity, equity, and inclusion.
•	Continuous Improvement. We foster a culture of continuous improvement that drives us to do better every day.

We hope you are as excited about this opportunity as we are delighted to have you on our team.

The following is a summary of the terms and conditions of this offer, which will apply to your employment with Standard BioTools:

Start Date: May 15, 2023

Compensation:

You will receive an initial salary of $17,291.66 per pay period. We are on a semi-monthly pay schedule with two pay periods per calendar month which generally fall on the 15th and the last day of the month. This equates to a base compensation of $415,000 on an annual basis, less deductions as required by law, which will be paid in accordance with the Company’s normal payroll procedures. This is an exempt position.

Bonus Target:

You will be eligible to participate in the Company’s Employee Bonus Plan. The bonus will be subject to achievement of performance objectives with the actual bonus amount to be determined by the Company in its discretion. To earn a bonus, you must remain employed with the Company through the date bonuses are paid, as well as having commenced your employment on or prior to September 30 of the corresponding bonus plan’s performance year. For purposes of calculating any bonus payout you earn, your target bonus amount will initially be 55% of your annual base salary, and the company will waive any prorated plan requirements related to your hire date for the 2023 performance year.

Join an innovative team driven by a bold vision – unleashing tools to accelerate breakthroughs in human health

Equity Award:

You will receive a grant of stock options to purchase 400,000 shares of Standard BioTools Corporation’s Common Stock based on the stock price at the close of market May 15, 2023. Additionally, you will receive a new hire grant of Restricted Stock Units valued at $400,000 USD based upon the value of LAB stock at the close of market May 15, 2023. Your grant will be subject to the terms of our equity incentive plan and policies governing grants of equity incentive awards.

Benefits:

You are eligible to receive the Company’s standard benefits package which currently includes medical, dental, vision, life, and disability insurance benefits. Benefits will be effective on your date of hire. Additional benefits, as the Company may make generally available to its employees from time to time, will be made available to you. You will be entitled to participate in the Flexible Vacation Plan as well as paid holidays the Company gives to its employees generally, in accordance with company policies.

Workers’ Compensation Insurance:

The Company provides a comprehensive workers’ compensation insurance program at no cost to employees. This program covers any injury or illness sustained in the course of employment that requires medical, surgical or hospital treatment. Insurance carrier: Preferred Employers Group - PO BOX 85838, San Diego, CA 92186, phone number (866) 472-9602.

Confidentiality and Company Policies:

It is important to protect our confidential information and proprietary material. Therefore, as a condition of employment you will be required to sign the Company’s standard At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement.

Background and reference checks: This offer is contingent upon successfully passing your background and reference checks.

Employment Authorization:

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within 3 business days of your date of hire, or our employment relationship may be terminated.

Other:

This offer of employment and its related terms will expire on May 12, 2023.

This letter shall be interpreted under California law. You should be aware that your employment with the Company is for no specified period and constitutes “at will” employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause. In addition, the Company may change your compensation, duties, assignments, responsibilities, location of your position, or any other terms and conditions of employment at any time to adjust to the changing needs of our dynamic Company.

In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the Judicial Arbitration & Mediation Services (“JAMS”) in Santa Clara County California. The current JAMS employment arbitration rules & procedures can be found at http://www.jamsadr.com/rules-employment-arbitration/. The JAMS employment arbitration rules & procedures may, however, be amended by JAMS. You acknowledge that you are waiving your right to a jury trial.

Join an innovative team driven by a bold vision – unleashing tools to accelerate breakthroughs in human health

To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below and return it via Adobe Sign to our Talent Acquisition Team.

This letter, along with the agreement relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the Company and by you.

We look forward to you joining and being part of Standard BioTools! I am certain we can build a great company together.

Sincerely,

Betsy Jensen

Chief Human Resources Officer

Standard BioTools Inc.

ACCEPTED AND AGREED TO:

10 May 2023
Jeffrey Black	Date